Exhibit 99.1

FOR IMMEDIATE RELEASE

BENCHMARK ELECTRONICS REPORTS SECOND QUARTER 2018 RESULTS

•          Quarterly revenue of $661 million

•          Quarterly operating margin of 2.2% (2.7% non-GAAP)

•          Quarterly EPS of $0.23 ($0.30 non-GAAP)

SCOTTSDALE, AZ, July 24, 2018 – Benchmark Electronics, Inc. (NYSE: BHE) today announced financial results for the second quarter ended June 30, 2018.

	Three Months Ended
	Jun 30,	Mar 31,	Jun 30,
In millions, except EPS	2018	2018	2017(1)
Net sales	$661	$608	$620
Net income (loss) (2)	$11	$(24)	$18
Net income – non-GAAP	$14	$20	$20
Diluted EPS (2)	$0.23	$(0.49)	$0.36
Diluted EPS – non-GAAP	$0.30	$0.41	$0.40

Operating margin	2.2%	3.0%	3.7%
Operating margin – non-GAAP	2.7%	3.7%	4.3%

(1) Prior period amounts have been adjusted to reflect the adoption of ASC 606 on a retrospective basis.

(2) Includes $40 million ($0.82 per share) for the three months ended March 31, 2018 of foreign withholding taxes and state tax expense related to repatriation of foreign cash to US parent company.

On January 1, 2018, we adopted new accounting guidance, FASB ASC Topic 606 “Revenue from Contracts with Customers” (ASC 606), relating to revenue recognition.  We adopted ASC 606 using the full retrospective transition method.  Accordingly, we have adjusted prior period information to be consistent with ASC 606.  The adoption of ASC 606 did not materially impact our overall financial position.

A reconciliation of GAAP and non-GAAP results is included below.

“On balance, we met our commitments for the second quarter.  Bookings grew to $177 million and were above our target mix; revenue was up 7% year-over-year; and cash cycle days of 69 were at the lower end of our target range.  During the quarter, we navigated through a number of medical transitions and made meaningful progress in addressing program ramp challenges.  While our operating margin profile was lower than expected from higher computing revenue, results were in line with our expectations,” said Paul Tufano, Benchmark’s President and CEO.

“Over the past 90 days, we have completed our ASR program and year-to-date have repurchased $78 million worth of stock, which puts us on track to exceed our $100 million target for the year.  We also refinanced and expanded our credit facilities to a combined total of $650 million, which will be accretive to earnings on an annual basis.”

“Our guidance for the third quarter of 2018 reflects our continuing improvement in operational execution and revenue expansion, but is tempered by softness in the semi-cap market.”

Capital Allocation Highlights

•          Accelerated Share Repurchase (ASR) Program completed on July 18 reducing common shares outstanding by 1.7 million shares.

•          Completed expansion of credit facilities to $650 million from $430 million on July 20.

•          Extended maturity date of credit facilities to July 2023.

Cash Conversion Cycle

	Jun 30,	Mar 31,	Jun 30,
	2018	2018	2017
			(as adjusted)
Accounts receivable days	61	59	57
Contract asset days	20	22	22
Inventory days	47	50	45
Accounts payable days	(57)	(60)	(55)
Customer deposits	(2)	(3)	(4)
	69	68	65

Second Quarter 2018 Industry Sector Update

Revenue and percentage of sales by industry sector (in millions) was as follows.

	Jun 30,		Mar 31,		Jun 30,
Higher-Value Markets	2018		2018		2017 (as adjusted)
Industrials	$118	18%	$125	20%	$125	20%
A&D	103	15	98	16	100	16
Medical	97	15	97	16	87	14
Test & Instrumentation	106	16	102	17	89	15
	$424	64%	$422	69%	$401	65%

	Jun 30,		Mar 31,		Jun 30,
Traditional Markets	2018		2018		2017 (as adjusted)
Computing	$160	24%	$103	17%	$142	23%
Telecommunications	77	12	83	14	77	12
	$237	36%	$186	31%	$219	35%
Total	$661	100%	$608	100%	$620	100%

Higher‐value markets were up 6% year‐over‐year from stronger demand in Test & Instrumentation and new Medical program ramps.  Traditional market revenues were up 8% year-over-year primarily from strong storage demand.

Second Quarter 2018 Bookings Update

•          New program bookings of $177 million at the midpoint of projected annualized revenue.

•          25 engineering awards supporting early engagement opportunities.

•          25 manufacturing wins across all market sectors.

The Company projects that new program bookings for the second quarter will result in annualized revenue of $148 to $205 million when fully launched in the next 12-24 months, medical up to 36 months.  The new program bookings align with Benchmark’s strategic focus.

Third Quarter 2018 Outlook

•          Revenue between $610 - $650 million.

•          Diluted GAAP earnings per share between $0.19 - $0.26.

•          Diluted non-GAAP earnings per share between $0.28 - $0.36 (excluding any additional impact related to U.S. Tax Reform, restructuring charges and other costs, amortization of intangibles and the write-off of existing deferred financing charges).

Second Quarter 2018 Results Conference Call Details

A conference call hosted by Benchmark management will be held today at 5:00 p.m. Eastern Time to discuss the Company’s financial results and outlook.  This call will be broadcast via the internet and may be accessed by logging on to the Company’s website at www.bench.com.

About Benchmark Electronics, Inc.

Benchmark provides worldwide engineering services, integrated technology solutions and manufacturing services (both electronics manufacturing services (EMS) and precision machining services) to original equipment manufacturers in the following industries: industrial controls, aerospace and defense, telecommunications, computers and related products for business enterprises, medical devices, and test and instrumentation.  Benchmark’s global operations include facilities in eight countries, and its common shares trade on the New York Stock Exchange under the symbol BHE.

For More Information, Please Contact:

Lisa K. Weeks, VP of Strategy & Investor Relations

623-300-7052 or lisa.weeks@bench.com

Forward-Looking Statements

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  The words “expect,” “estimate,” “anticipate,” “predict” and similar expressions, and the negatives thereof, often identify forward-looking statements, which are not limited to historical facts.  Forward-looking statements include, among other things: guidance for 2018 results; projected annual revenues resulting from new program bookings; statements, express or implied, concerning future operating results or margins, the ability to generate sales and income or cash flow; and Benchmark’s business and growth strategies and expected growth and performance.  Although Benchmark believes these statements are based upon reasonable assumptions, they involve risks and uncertainties relating to operations, markets and the business environment generally.  If one or more of these risks or uncertainties materializes, or underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.  Readers are advised to consult further disclosures on these risks and uncertainties, particularly in Item 1A, “Risk Factors”, of the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 and in its subsequent filings with the Securities and Exchange Commission.  All forward-looking statements included in this document are based upon information available to the Company as of the date of this document, and it assumes no obligation to update them.

All forward-looking statements included in this release are based upon information available to Benchmark as of the date hereof, and the Company assumes no obligation to update them.

Non-GAAP Financial Measures

This document includes certain financial measures that exclude items and therefore are not in accordance with U.S. generally accepted accounting principles (“GAAP”).  A detailed reconciliation between GAAP results and results excluding special items (“non-GAAP”) is included in the following tables attached to this document.  Management discloses non‐GAAP information to provide investors with additional information to analyze the Company’s performance and underlying trends.  Management uses non‐GAAP measures that exclude certain items in order to better assess operating performance and help investors compare results with our previous guidance.  The Company’s non‐GAAP information is not necessarily comparable to the non‐GAAP information used by other companies.  Non‐GAAP information should not be viewed as a substitute for, or superior to, net income or other data prepared in accordance with GAAP as a measure of the Company’s profitability or liquidity.  Readers should consider the types of events and transactions for which adjustments have been made.

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Benchmark Electronics, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Financial Results
(Amounts in Thousands, Except Per Share Data)
(UNAUDITED)

	Three Months Ended			Six Months Ended
	Jun 30,	Mar 31,	Jun 30,	Jun 30,
	2018	2018	2017	2018	2017
			(as adjusted)		(as adjusted)
Income from operations (GAAP)	$14,349	$17,967	$23,124	$32,316	$34,013
Restructuring charges and other costs	1,758	2,235	1,544	3,993	3,055
Customer insolvency (recovery)	(330)	(341)	(710)	(671)	4,410
Amortization of intangible assets	2,367	2,366	2,481	4,733	4,962
Non-GAAP income from operations	$18,144	$22,227	$26,439	$40,371	$46,440

Net income (loss) (GAAP)	$10,943	$(23,641)	$18,074	$(12,698)	$26,629
Restructuring charges and other costs	1,758	2,235	1,544	3,993	3,055
Customer insolvency (recovery)	(330)	(341)	(710)	(671)	4,410
Amortization of intangible assets	2,367	2,366	2,481	4,733	4,962
Income tax adjustments(1)	(811)	(818)	(1,265)	(1,629)	(2,845)
Tax Cuts and Jobs Act(2)	423	40,114	-	40,537	-
Non-GAAP net income	$14,350	$19,915	$20,124	$34,265	$36,211

Diluted Earnings (loss) per share:
Diluted (GAAP)	$0.23	$(0.49)	$0.36	$(0.26)	$0.53
Diluted (Non-GAAP)	$0.30	$0.41	$0.40	$0.71	$0.72

Weighted-average number of shares used in
calculating diluted earnings (loss) per share:
Diluted (GAAP)(3)	47,631	48,517	50,239	47,981	50,209
Diluted (Non-GAAP)	47,631	48,837	50,239	48,314	50,209

(1)               This amount represents the tax impact of the non-GAAP adjustments using the applicable effective tax rates.

(2)               This amount represents the impact of repatriating foreign earnings from our foreign jurisdictions to the U.S. For the three months ended June 30 and March 31, 2018, this includes estimated foreign withholding taxes applicable to historical earnings prior to December 31, 2017 and for the applicable state tax impact of foreign cash distributions into the U.S.

(3)               Potentially diluted securities totaling 0.3 million for the three months ended March 31, 2018 and six months ended June 30, 2018 were not included in the computation of GAAP diluted loss per share because their effect would have decreased the loss per share.

Benchmark Electronics, Inc. and Subsidiaries

Condensed Consolidated Statements of Income
(Amounts in Thousands, Except Per Share Data)
(UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
		(as adjusted)		(as adjusted)
Sales	$660,591	$619,611	$1,268,727	$1,177,514
Cost of sales	606,292	560,127	1,156,110	1,070,498
Gross profit	54,299	59,484	112,617	107,016
Selling, general and administrative expenses	35,825	32,335	71,575	64,986
Amortization of intangible assets	2,367	2,481	4,733	4,962
Restructuring charges and other costs	1,758	1,544	3,993	3,055
Income from operations	14,349	23,124	32,316	34,013
Interest expense	(2,293)	(2,312)	(4,721)	(4,537)
Interest income	1,645	1,213	3,578	2,287
Other expense, net	(355)	(830)	(312)	(911)
Income before income taxes	13,346	21,195	30,861	30,852
Income tax expense	2,403	3,121	43,559	4,223
Net income (loss)	$10,943	$18,074	$(12,698)	$26,629

Earnings (loss) per share:
Basic	$0.23	$0.36	$(0.26)	$0.54
Diluted	$0.23	$0.36	$(0.26)	$0.53

Weighted-average number of shares used in calculating
earnings (loss) per share:
Basic	47,451	49,766	47,981	49,640
Diluted	47,631	50,239	47,981	50,209

For the three months ended June 30, 2017, the adoption of ASC 606 increased revenue by $2.7 million, operating income by $0.9 million, net income by $0.9 million and diluted earnings per share by $0.02.  For the six months ended June 30, 2017, the adoption of ASC 606 decreased revenue by $5.9 million, operating income by $0.6 million, net income by $0.2 million and diluted earnings per share by $0.01.

Benchmark Electronics, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets
(UNAUDITED)
(in thousands)
	June 30,	December 31,
	2018	2017
		(as adjusted)
Assets
Current assets:
Cash and cash equivalents	$595,639	$742,546
Accounts receivable, net	444,953	436,560
Contract assets	148,231	146,496
Inventories	318,986	268,917
Other current assets	35,277	36,138
Total current assets	1,543,086	1,630,657
Property, plant and equipment, net	203,872	186,473
Goodwill and other, net	290,227	292,174
Total assets	$2,037,185	$2,109,304

Liabilities and Shareholders’ Equity
Current liabilities:
Current installments of long-term debt and capital lease obligations	$21,219	$18,274
Accounts payable	383,606	362,701
Accrued liabilities	96,171	97,342
Total current liabilities	500,996	478,317
Long-term debt and capital lease obligations, less current installments	181,777	193,406
Other long-term liabilities	110,267	98,443
Shareholders’ equity	1,244,145	1,339,138
Total liabilities and shareholders’ equity	$2,037,185	$2,109,304

Benchmark Electronics, Inc. and Subsidiaries

Condensed Consolidated Statement of Cash Flows
(in thousands)
(UNAUDITED)

	Six Months Ended
	June 30,
	2018	2017
		(as adjusted)
Cash flows from operating activities:
Net income (loss)	$(12,698)	$26,629
Depreciation and amortization	25,083	24,317
Stock-based compensation expense	5,405	4,505
Accounts receivable, net	(8,980)	49,394
Contract assets	(1,735)	3,466
Inventories	(52,063)	(39,478)
Accounts payable	23,103	16,675
Other changes in working capital and other, net	5,703	7,021
Net cash provided by (used in) operations	(16,182)	92,529

Cash flows from investing activities:
Additions to property, plant and equipment and software	(38,363)	(26,379)
Other investing activities, net	(2,201)	380
Net cash used in investing activities	(40,564)	(25,999)

Cash flows from financing activities:
Share repurchases	(65,868)	(2,000)
Equity forward contract related to accelerated share repurchase	(10,000)	-
Net debt activity	(9,121)	(6,185)
Other financing activities, net	(4,530)	7,282
Net cash used in financing activities	(89,519)	(903)
Effect of exchange rate changes	(642)	2,251
Net increase (decrease) in cash and cash equivalents	(146,907)	67,878
Cash and cash equivalents at beginning of year	742,546	681,433
Cash and cash equivalents at end of period	$595,639	$749,311